UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 2, 2011 (February 24, 2011)

Date of Report (Date of earliest event reported)

TAPIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2815 Eastlake Avenue East, Suite 300 Seattle, Washington		V6N 3E6
(Address of principal executive offices)		(Zip Code)

(206) 336-5560

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 24, 2011, we entered into a securities purchase agreement with accredited investors to place Convertible Notes (the “2011 Notes”) with a final maturity date of February 24, 2014 with a face amount of $1,159,413 in exchange for $919,413 in cash and the cancelation of portions of outstanding notes in the amount of $240,000 (the “Transaction”).  $400,000 of the net proceeds of the financing was used to prepay portions of outstanding notes, $80,000 of the net proceeds was used to purchase warrants to purchase 11,200,000 shares of our common stock and the remainder will be used for general corporate matters and for other expenses.

The 2011 Notes bear interest at the rate of 10% per year which, in the case of a default, increases to 20% per annum.  The principal is due on the third anniversary of the 2011 Notes and interest is due on the 2011 Notes every three months starting three months from their issuance.  One year after the issuance of the 2011 Notes, we may elect to prepay a portion of all of the 2011 Notes.  If we make such an election, the holders of the 2011 Notes may elect to receive such prepayment in cash, in shares of our common stock or in a combination thereof.  One year after the issuance of the 2011 Notes, a holder of a 2011 Note may elect convert a portion of all of such 2011 Note at $0.15 per share.

In connection with the issuance of the 2011 Notes, we issued 2,318,826 warrants to purchase shares of our common stock (the “Warrants”).  The Warrants have a term of five years.  We may force the exercise of the Warrants at any time that the average VWAP for our common stock over the prior ten trading days is greater than $0.50, the average daily dollar volume of our common stock sold over those ten trading days is greater than $25,000 and there is an effective registration statement covering the resale of the shares underlying the Warrants.

We also entered into a Security Agreement to secure payment and performance of our obligations under the 2011 Notes pursuant to which we granted the investors a security interest in all of our assets.

Item 1.02                      Termination a Material Definitive Agreement

On May 17, 2010, we entered into a securities purchase agreement with accredited investors to place Senior Secured Convertible Notes (the “2010 Notes”) with a final maturity date of May 24, 2011 with a face amount of $1,530,000 and convertible into 6,375,000 shares of our common stock.  In connection with the issuance of the 2010 Notes, we also issued the holders of such 2010 Notes Series A Warrants exercisable into 6,375,000 shares of common stock, Series B Warrants exercisable into 5,100,000 shares of common stock and Series C Warrants exercisable into 6,375,000 shares of common stock.

We also entered into a Security Agreement (the “2010 Security Agreement”) to secure payment and performance of our obligations under the 2010 Notes pursuant to which we granted the investors a security interest in all of its assets.

We entered into an Exchange Agreement to settle two of the 2010 Notes. Pursuant to the agreement, we used $400,000 of the net proceeds from the 2011 Notes and issued 2011 Notes in the face amount of $240,000 to settle our outstanding obligations under two of the 2010 Notes that had an initial face amount of $960,000.  Additionally, we used $80,000 of the net proceeds from the 2010 Notes to purchase 4,000,000 Series A Warrants, 3,200,000 Series B Warrants and 4,000,000 Series C Warrants.  Under the agreement, we were released from by those holders from our remaining obligations under the Securities Purchase Agreement, the 2010 Security Agreement and other documents related to the issuance of the 2010 Notes.  Our obligations to the two other holders of 2010 Notes remain unaffected.

Item 3.02                      Unregistered Sale of Equity Securities

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.  The Notes and the Warrants were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each investor was an accredited investor and/or qualified institutional buyer, each investor had access to information about our company and their investment, each investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 7.01                      Regulation FD Disclosure.

On March 1, 2011, we issued a press release entitled “TapImmune Closes $1.13 Million Funding: Company Retires Notes and 11.2MM Warrants”. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

10.1	Form of Securities Purchase Agreement
10.2	Form of Convertible Note
10.3	Form of Security Agreement
10.4	Form of Warrant
99.1	Press Release entitled “TapImmune Closes $1.13 Million Funding: Company Retires Notes and 11.2MM Warrants” dated March 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 TAPIMMUNE INC.

By:      /s/ Glynn Wilson
Title:   Executive Chairman

March 2, 2011